Exhibit 10.17

SECOND AMENDMENT OF THE

TORNIER N.V. 2010 EMPLOYEE STOCK PURCHASE PLAN

WHEREAS, Tornier N.V., a public limited liability company organized under the laws of The Netherlands (the “Company”) maintains and operates the Tornier N.V. 2010 Employee Stock Purchase Plan, as amended to date (the “Plan”); and

WHEREAS, the Company desires to amend the Plan to grant the Committee (as defined in the Plan) the authority to suspend any Offerings under the Plan or Offering Periods (each as defined in the Plan) at any time and for any reason;

NOW, THEREFORE, by virtue and in exercise of the power reserved to the Company’s Board of Directors (the “Board”) by Section 20(a) of the Plan and pursuant to the authority delegated to the undersigned officer of the Company by resolution of the Board, the Plan be and it is hereby amended, effective December 17, 2014, in the following particulars:

1.	By substituting the following for Section 4 of the Plan as a part thereof:

“Offering Periods. Options to purchase shares of Stock shall be offered to Participants under the Plan through a continuous series of Offerings, each continuing for six months and each of which shall commence on January 1 and July 1 of each year, as the case may be, and shall terminate on June 30 and December 31 of such year, as the case may be (each such period being, an “Offering Period”); provided, however, that (a) the Committee may suspend Offerings under the Plan or any Offering Period at any time and for any reason and (b) the first Offering Period under the Plan and any subsequent Offering Period commenced immediately after a suspension of the Plan shall have an Enrollment Date and Exercise Date as determined by the Committee in its sole discretion. Offerings under the Plan shall continue until either (i) the Committee decides, in its sole discretion, (x) to suspend Offerings under the Plan or (y) that no further Offerings shall be made because the Stock remaining available under the Plan is insufficient to make an Offering to all Eligible Employees, or (ii) the Plan is terminated under Section 20 below. Notwithstanding the foregoing, and without limiting the authority of the Committee under Section 14, 19 and 20 of the Plan, the Committee, in its sole discretion, may (a) accelerate the Exercise Date of the then current Offering Period and provide for the exercise of options thereunder by Participants in accordance with Section 8 of the Plan, or (b) accelerate the Exercise Date of the then current Offering Period and provide that all payroll deductions credited to the accounts of Participants will be paid to Participants as soon as practicable after such Exercise Date and that all options for such Offering Period will automatically be canceled and will no longer be exercisable, if such change is announced at least five (5) days prior to the newly scheduled Exercise Date.”

IN WITNESS WHEREOF, the Board has caused this amendment to be executed on its behalf by its duly authorized officer this 17th day of December, 2014.

TORNIER N.V.

By:	/s/ Kevin M. Klemz
Name:	Kevin M. Klemz
Its:	Senior Vice President, Chief Legal Officer and Secretary